EXHIBIT 99.1

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002
Summit Midstream Partners, LP Announces the Appointment of
Rommel M. Oates to the Board of Directors of its General Partner
Houston, Texas (February 28, 2022) – Summit Midstream Partners, LP (NYSE: SMLP) (the “Partnership”) announced today that Rommel M. Oates has been appointed to the Board of Directors of its general partner, Summit Midstream GP, LLC (the “Board”). Mr. Oates was appointed on February 28, 2022 as a Class III Director.
Mr. Oates is the Founder, Chairman, and Chief Executive Officer of Oates Energy Solutions LLC and Refinery Calculator Inc. Since 1999, Mr. Oates has been a leading pioneer in helping the world transition to a sustainable future by using hydrogen as its main energy carrier. Mr. Oates has produced 18 patents in the field of hydrogen and is considered by many to be an expert in the area of hydrogen storage. Since 2014, Mr. Oates has served as a board member for the International Association of Hydrogen Energy. From 2015 to 2018, Mr. Oates served True North Venture Partners (an Ahearn, Walton, Cox family limited partnership entity) in several capacities. From 2015 to 2016, Mr. Oates held the role of Senior Director of Commercial Development for True North’s Management Partners team. Then, from 2016 to 2018, Mr. Oates held executive leadership roles in sales, marketing and commercial development for TNVP’s portfolio company Aquahydrex Pty Ltd. From 2003 to 2015, Mr. Oates served in various capacities of increasing responsibility with Praxair Inc. (now Linde) including service as Director of Hydrogen and Carbon Monoxide Product Management, Sr. Account Director for Pipeline and On-Sites, General Business Manager of Praxair Electronics Houston and several Operations and Engineering roles. In addition, Mr. Oates holds an MBA and Master of Finance Degrees from Tulane University as well as a Bachelor of Science Degree (Pi Tau Sigma Honors) and Master’s of Science Degree in Mechanical Engineering from the University of Miami, Florida.
Heath Deneke, President, Chief Executive Officer and Chairman, commented, “I’m excited to welcome Rommel Oates as the newest Director on Summit’s Board. Rommel has an extensive background in clean energy technology and brings a unique perspective to the Board, which will be valuable as we continue to refine our ESG approach, increase engagement in energy transition initiatives and develop our inaugural sustainability report, which will be published later this year. Rommel has a successful track record of using his expertise and creativity to create impactful solutions and I look forward to working with him in his new role to create long-term value for our stakeholders.”
About Summit Midstream Partners, LP
SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in

Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP also has an equity method investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in Houston, Texas.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would," and "could." In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by us or our subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2021 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2022, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact: Ross Wong, VP, Finance, Treasurer, & Investor Relations, 832-930-7512, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP
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